Exhibit 99(h)(5)

Amendment Dated as of March 7, 2007 to the Mutual Funds Sub-Administration Agreement between Morgan Stanley Investment Management Inc., formerly Morgan Stanley Asset Management Inc. (“MSIM”), and J.P. Morgan Investor Services Co., formerly Chase Global Funds Services Company (“J.P. Morgan”), on behalf of The Universal Institutional Funds, Inc. (the “Fund”)

WHEREAS, MSIM, acting as Administrator for the Fund and J.P. Morgan have entered into a Mutual Funds Sub-Administration Agreement dated as of September 16, 1996 (“Sub-Administration Agreement”) retaining J.P.Morgan to render certain sub-administrative and other services for the benefit of the Fund,

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1. Pursuant to Section 5. (a) of the Sub-Administration Agreement, the fee schedule is hereby deleted and replaced with the fee schedule attached hereto (effective October 1, 2006).

IN WITNESS HEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

MORGAN STANLEY INVESTMENT MANAGEMENT, INC.

Attest:	/s/ Daniel E. Burton	By:	/s/ Ronald E. Robison
		Name:	Ronald E. Robison
		Title:	President and Principal Executive Officer

J.P. MORGAN INVESTOR SERVICES CO.

Attest:	/s/ Helen Robichaud	By:	/s/ Mark W. Kucera
		Name:	Mark W. Kucera
		Title:	Vice President

UIF..SubAdmin